HEI Exhibit 10.15

NONEMPLOYEE DIRECTOR’S COMPENSATION SCHEDULE

As of April 1, 2005

HEI

paid quarterly

Annual Cash Retainer	$32,500
Chair, HEI Audit Committee	15,000
Member, HEI Audit Committee	5,000
Chair, HEI Compensation Committee	5,000
Chair, HEI Nominating & Corporate Governance Committee	5,000
Lead Director	10,000

HEI Common Stock annual grant (May 1)	1,400 shares
HEI Common Stock one-time grant for new directors	2,000 shares

ASB & HECO

paid quarterly
Annual Cash Retainer (for HEI & non-HEI directors, for each board served)	$20,000
Chair, Audit Committee	10,000
Member, Audit Committee	4,000

HEI Common Stock annual grant (May 1)	1,000 shares

HELCO & MECO Advisory Boards

$1,000 for each meeting, no retainer